Yelp Reports First Quarter 2018 Financial Results

Reports Revenue of $223 Million, Net Loss of ($2) Million and Adjusted EBITDA of $33 Million

Advertising Revenue Increases 20% Over First Quarter 2017

SAN FRANCISCO, May 10, 2018 -- Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the first quarter ended March 31, 2018 in the Q1’18 Letter to Shareholders on its Investor Relations website at www.yelp-ir.com.

“We had a great start to 2018, accelerating advertising revenue growth and attracting a record number of new advertisers in the first quarter,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “The expansion of our non-term advertising product is showing promising results and we are raising our full-year revenue and adjusted EBITDA outlook. We are excited to issue our inaugural Shareholder Letter in which we've outlined our strategy and financial results.”

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. PT to discuss the first quarter 2018 financial results. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website until May 18, 2018.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls or webcasts, as required by applicable law.

Investor Relations Contact Information
Ron Clark
(415) 568-3243
ir@yelp.com